EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER among NATIONAL HOLDINGS CORPORATION, NATIONAL ACQUISITION CORP., and GILMAN CIOCIA, INC. Dated as of June 20, 2013

Acquisition Agreement	40
Acquisition Proposal	39
Action	41
Adverse Recommendation Change	40
Agreement	1
Alternative Acqusition Agreement	49
APB	51
Assumed Indebtness	45
Authorizations	11
Book-Entry Shares	4
Business Day	51
Bylaws	7
Certificate	3
Certificate of Incorporation	7
Certificate of Merger	2
Closing	1
Closing Date	1
Code	51
Common Exchange Ratio	3
Company	1
Company Affiliate	21
Company Board Approval	9
Company Borker-Dealer	22
Company Common Stock	3
Company Contract	9
Company Employees	14
Company Intellectual Property Rights	20
Company Form BD	23
Company Leased Property	17
Company Material Adverse Effect	7
Company Material Contract	21
Company Plan	14
Company Preferred Stock	7
Company Proceedings	13
Company Required Consents	10
Company Requisite Vote	8
Company Schedule of Exceptions	6
Company SEC Reports	11
Company Securities	11
Company Stock Plan	7
Company Stockholders	3
Company Stockholders Meeting	37
Confidentiality Agreement	38
Contract	51
Control	51

Costs	41
DGCL	1
Difference	45
Dissenting Shares	5
Effective Time	2
ERISA	14
Exchange Agent	51
Exchange Fund	4
FASB	52
Financial Advisor	19
FINRA	23
GAAP	52
Governmental Body	52
Indemnified Parties	41
Intellectual Property	20
IRS	14
Knowledge	52
Law	9
Liens	20
Merger	1
Merger Consideration	3
Merger Recommendation	9
Merger Sub	1
NLRB	16
Notice of Superior Proposal	40
Parent	1
Parent Affiliate	31
Parent Common Stock	3
Parent Foreign Broker-Dealer	32
Parent Form BD	33
Parent Material Adverse Effect	24
Parent Material Contract	1
Parent Material Adverse Effect	24
Parent Preferred Stock	1
Parent Proceedings	30
Parent Required Consents	27
Parent Schedule of Exceptions	23
Parent SEC Reports	28
Parent Securities	25
Parent Stock Plan	25
Person	52
Proper Delivery	4
Proxy Statement/Prospectus	10
Rule 1017 Application	37
Proper Delivery	4
S-4	10

SEC	9
Securities Act	52
SRO	52
Subsidiary	52
Superior Proposal	39
Surviving Corporation	1
Tax	52
Tax Group	52
Tax Returns	52
Taxes	52
Termination Date	48
Termination Fee	49
Transfer Taxes	43
Voting Agreement Stockholders	1
Voting Stockholders	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2013 (this “Agreement"), by and among National Holdings Corporation, a Delaware corporation (“Parent“), National Acquisition Corp., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub“), and Gilman Ciocia, Inc., a Delaware corporation (the “Company“).

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the terms and conditions set forth herein, which Merger will result in, among other things, the surviving company becoming a wholly owned subsidiary of Parent and the Company stockholders becoming stockholders of Parent;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(C) of the Code and the regulations promulgated thereunder; and

WHEREAS, as a condition to the willingness of, and an inducement to Parent to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of Company Common Stock set forth on Exhibit A hereto (the “Voting Agreement Stockholders”) have entered into voting agreements (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and representations herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1                      The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation“).

Section 1.2                      Closing; Effective Time.  Subject to the provisions of ARTICLE 7, the closing of the Merger (the “Closing“) shall take place at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date“.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger or certificate of ownership (the “Certificate of Merger“) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time“) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 1.3                      Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4                      Certificate of Incorporation; Bylaws.  i) Pursuant to the Merger, the Certificate of Incorporation of the Company shall be amended and restated immediately after the Effective Time to be in the form of the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law, except that the name of the Surviving Corporation shall be Gilman Ciocia, Inc.

(b)           Pursuant to the Merger, the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

Section 1.5                      Directors and Officers.  The persons set forth on Schedule 1.5 shall be shall be the initial directors and officers of the Surviving Corporation and its Subsidiaries immediately following the Effective Time, each to hold office in accordance with the respective Certificate of Incorporation and the Bylaws of the Surviving Corporation and its Subsidiaries until their respective successors are duly elected (with respect to such directors) or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation’s or Subsidiaries’ Certificate of Incorporation and Bylaws, as applicable. In addition, immediately following the Closing, two persons nominated by the Board of Directors of the Company prior to Closing (the “Company Nominees”) shall be appointed, by the directors of Parent, as Class I directors of Parent to serve until the earlier of his resignation or removal or until his successors are duly elected and qualified and the Company Nominees shall additionally be nominated for election at the next election of Class I directors of Parent. The identity of the Company Nominees shall be reasonably acceptable to the Parent; it being acknowledged that a Company Nominee that is an existing director of the Company at the date hereof is deemed to be reasonably acceptable to Parent.

Section 1.6                      Company Stock Options and Warrants.  At the Effective Time, there shall be no outstanding options or warrants to purchase capital stock of the Company.

Section 1.7                      Adjustments to Exchange Ratios and Share Amounts.  Notwithstanding any other provision of this Agreement, the Common Exchange Ratio shall not be adjusted, without the prior written consent of the Company and Parent, provided, however, that such Common Exchange Ratio, shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1                      Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a)           subject to Section 2.2 and the adjustments set forth in Section 6.12, each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into the right to receive 0.24884345081 (the “Common Exchange Ratio” or the “Merger Consideration”) validly issued, fully paid and non-assessable shares, par value $0.02 per share, of Parent  (the “Parent Common Stock”); provided, that in no event shall the Parent or Merger Sub issue in excess of 24,000,000 shares plus any fractional shares that have been rounded up pursuant to Section 2.5, in the aggregate, of Parent Common Stock (subject to equitable adjustment for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock).

(b)           each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(c)           At the Effective Time, all shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and each holder of a certificate (a “Certificate“) that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.2                      Surrender of Shares.  ii) Prior to the Effective Time, Merger Sub shall enter into an agreement with Parent’s transfer agent to act as agent for the stockholders of the Company (the “Company Stockholders”) in connection with the Merger (the “Exchange Agent“) and to receive the Merger Consideration to which the Company Stockholders shall become entitled pursuant to this ARTICLE 2.  At or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Exchange Agent to be held in trust for the benefit of holders of shares of Company Common Stock such number of certificates of Parent Common Stock representing the shares of Parent Common Stock to be issued pursuant to Section 2.1(a) (the “Exchange Fund“).  The Exchange Fund shall not be used for any purpose other than to cause the exchange pursuant to this ARTICLE 2, except as provided in this Agreement.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of shares of Company Common Stock for the Merger Consideration and other amounts contemplated by this ARTICLE 2.  Parent shall have the right to withdraw from the Exchange Fund any shares of Parent Common Stock delivered by Parent or the Surviving Corporation with respect to any Dissenting Shares, the amount so withdrawn not to exceed the number of shares of Parent Common Stock held in the Exchange Fund with respect to such Dissenting Shares.

(b)           Promptly after the Effective Time, but in any event no later than the fifth (5th) Business Day thereafter, Parent shall cause to be mailed to each record holder as of the Effective Time of (x) a Certificate or Certificates which immediately prior to the Effective Time represented shares of Company Common Stock, or (y) uncertificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares“), which, in each case, were converted into the right to receive the Merger Consideration with respect thereto, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, together with such letter(s) of transmittal properly completed and duly executed to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a) and such Certificate or Book-Entry Share shall then be canceled. Payment of the Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery. If delivery of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender of such Certificate or Book-Entry Share the Merger Consideration pursuant to Section 2.1(a).

(c)           At any time following the date that is twenty-four (24) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has been made available to the Exchange Agent and which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration exchangeable upon due surrender of their Certificates or Book-Entry Shares.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, incurred by it in connection with the exchange of shares of Company Common Stock for the Merger Consideration and other amounts contemplated by this ARTICLE 2.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  The Merger Consideration paid in accordance with the terms of this ARTICLE 2 in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby.

(d)           After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this ARTICLE 2, subject to applicable Law in the case of Dissenting Shares.  Such stock transfer books shall be delivered to the Surviving Corporation as soon as reasonably possible after the Effective Time.

(e)           In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate pursuant to this ARTICLE 2.

Section 2.3                      [Reserved].

Section 2.4                      Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly exercised dissenters’ rights in accordance with Section 262 of the DGCL (“Dissenting Shares”), shall be entitled to receive payment of the “fair market value” of such Dissenting Shares (determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger) held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares  held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon Proper Delivery.  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands.  The Company shall give Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters’ rights and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.  All fees and expenses of the Company relating to all negotiations, petitions and proceedings with respect to demands for appraisal or dissenters’ rights shall be paid by Parent.

Section 2.5                      Fractional Shares.  No fractional shares of Parent Common Stock will be issued by virtue of the Merger and any Company Stockholder entitled hereunder to receive a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that would otherwise be received by such holder) but for this Section 2.5 will be rounded up to the next whole share.

Section 2.6                      Performance of Merger Sub.  Parent hereby unconditionally and irrevocably guarantees, and covenants and agrees with the Company, to be jointly and severally liable with Merger Sub for the due and punctual performance of each and every obligation of Merger Sub arising under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Schedule of Exceptions delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement and thereafter prior to Closing (the “Company Schedule of Exceptions“), it being understood that a disclosure in any section of the Company Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Company Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Company Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the Company Schedule of Exceptions will be delivered to Parent and Merger Sub prior to the Closing:

Section 3.1                      Organization and Qualification.  The Company and each Subsidiary thereof is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  The Company and each Subsidiary thereof is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  “Company Material Adverse Effect“ means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or that would reasonably be expected to prevent or materially delay the Company from performing its obligations under this agreement in any material respect or materially delay consummating the transactions contemplated hereby;

Section 3.2                      Certificate of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of the Company and each of its Subsidiaries as in effect on the date hereof and all minutes of their Board of Directors since January 1, 2010, other than those with respect to consideration and approval of the Merger and related transactions.  The Certificate of Incorporation and Bylaws of the Company and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries is in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

Section 3.3                      Capitalization.  iii) The authorized capital stock of the Company consists of (i) five hundred million (500,000,000) shares of common stock, par value $0.01 per share and (ii) one hundred million (100,000,000) shares of preferred stock par value $0.001 per share (the “Company Preferred Stock”).

(b)           As of the date of this Agreement: (i) ninety-six million four hundred forty-six thousand one hundred seventy-nine (96,446,179) shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, (ii) an aggregate of sixteen million one hundred and twenty eight thousand one hundred six (16,128,106) shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Company Common Stock issued pursuant to the Company’s 2007 Stock Incentive Plan (the “Company Stock Plan”), and (iii) no shares of Company Preferred Stock are outstanding.  Section 3.3 of the Company Schedule of Exceptions sets forth, as of the date of this Agreement, each equity-based award, phantom right, and option outstanding under the Company Stock Plan or otherwise, the number of shares of Company Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto.  Unless disclosed on Section 3.3 of the Company Schedule of Exceptions, no other equity-based award, phantom right or option is outstanding under a Company Stock Plan or otherwise.

(c)           As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 3.3, and except as set forth on Section 3.3 of the Company Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or (C) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities“); (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of the Company to which the Company is a party.

(d)           Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)           Section 3.3(e) of the Company Schedule of Exceptions sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.  The Company has good title to all of its ownership interests in each of its Subsidiaries, free and clear of all Liens.

(f)            Except as set forth in Section 3.3(f), the Company and its Subsidiaries have good title to all of their respective assets and properties, free and clear of all Liens.

(g)           Except as set forth in Section 3.3(g) of the Company Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Company or its Subsidiaries or, to the Knowledge of the Company, is a party or by which the Company is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or its Subsidiaries.

Section 3.4                      Authority.  iv) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger and, to the approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock (the “Company Requisite Vote“), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL.  The affirmative vote of a majority of the outstanding Company Common Stock is the only vote required, if any such vote is required by applicable Law, of the Company’s capital stock necessary in connection with the approval and consummation of the Merger.  No other vote of the Company’s Stockholders is necessary in connection with this Agreement or the consummation of any of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)           The Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held (the "Company Board Approval") (i) authorized the execution, delivery and performance of this Agreement, (ii) approved, and declared advisable, this Agreement, and the Merger, (iii) determined that the terms of the Merger are fair to and in the best interests of the Company Stockholders, and (iv)  authorized the submission of this Agreement to the Company Stockholders for their approval and recommended that the Company Stockholders approve this Agreement (the “Merger Recommendation“).

Section 3.5                      No Conflict; Required Filings and Consents.  Except as set forth on Schedule 3.5(a) of the Company Schedule of Exceptions and those contemplated by clauses (i) through (v) of subsection (b) below: v)  the execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the respective Certificate of Incorporation or Bylaws of the Company or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law; and, in each case, any comparable state law (“Law“) applicable to the Company or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Company Contract“) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to,  individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by the Company and the consummation of the  Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Proxy Statement/Prospectus”) and the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Parent Common Stock in connection with the Merger, (ii) the Company Requisite Vote, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the approval of FINRA, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect (and together with the consents, approvals and authorizations set forth on Schedule 3.5(a) of the Company Schedule of Exceptions, collectively, the “Company Required Consents”).

Section 3.6                      Compliance.

(a)           To the Knowledge of the Company, the Company and its Subsidiaries are not in violation of any Law applicable to the Company or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           The Company and its Subsidiaries, and their respective predecessors, have complied and are in compliance in all material respects with all applicable Laws and orders and no Company Proceeding has been filed or commenced, or to the Knowledge of the Company, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected.  The Company and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c)           Neither the Company, nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of the Company or  its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such illegal payments.

(d)           The Company and its Subsidiaries have complied in all material respects with all privacy policies and guidelines relating to Personal Information.  True and correct copies of all applicable privacy and security policies and guidelines of Company and its Subsidiaries have been made available to Parent.  The Company and its Subsidiaries have made, in all material respects, all notices and disclosures to customers required by applicable Law.  The Company and its Subsidiaries have taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created,  viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply, in all material respects, with applicable Laws. To the Knowledge of the Company, there has been no unauthorized disclosure, access to or transfer of or other misuse of that Personal Information required to be reported to any customer of Company, affected individual or Governmental Body and neither the Company nor its Subsidiaries have been required to provide any breach notification or report any security incidents to any customer of Company, affected individual or Governmental Body as required under applicable Law.  “Personal Information” means (i) any information that alone or in combination with other information held by the Company in proximity to such information can be used to specifically identify a Person; and (ii) information (other than name separated from any other information) from credit or debit cards of any Person.

(e)           The Company and its Subsidiaries have all registrations, applications, licenses, requests for approvals, clearances, exemptions, permits and other regulatory authorizations ("Authorizations") from any Governmental Body required to conduct their businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all such Authorizations.

Section 3.7                      SEC Filings; Financial Statements.  vi)  The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC since June 30, 2012 and prior to the date hereof (such documents filed since June 30, 2012 and prior to the date hereof, the “Company SEC Reports“).  Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, as of their respective dates, each of the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  Except as set forth in Section 3.7(a) of the Company Schedule of and except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since June 30, 2012 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c)           The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to the Company is made known to the chief executive officer and the chief financial officer of the Company by others within the Company.

(d)           Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, since June 30, 2012, the Company has not disclosed to the Company’s independent registered accounting firm and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)           Except as set forth in Section 3.7(a) of the Company Schedule of Exceptions, since June 30, 2012, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).  To the Knowledge of the Company, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.  The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)           The Company does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Section 3.7(f) of the Company Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates except for obligations issued, undertaken or assumed as the deferred purchase price of property or services, including without limitation any operating lease or capital lease, that do not exceed $25,000 in the aggregate.

(g)           Each of the “principal executive officer” of the Company (as defined in SOX) and the “principal financial officer” of the Company (as defined in Sarbanes-Oxley Act of 2002 ) has made all certifications required by Sections 302 and 906 of Sarbanes-Oxley Act of 2002  and any related rules and regulations promulgated by the SEC with respect to the Company SEC Reports and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

Section 3.8                      Absence of Certain Changes or Events.  Except as set forth on Section 3.8 of the Company Schedule of Exceptions, since June 30, 2012, until the date of this Agreement, and except as contemplated by this Agreement, the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been (a) any change, event or occurrence which has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s capital stock; (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company (other than in connection with the forfeiture or exercise of equity based awards, options in accordance with existing agreements or terms); (d) any granting by the Company to any of its directors, officers or employees of any material increase in compensation or benefits, except for increases in the ordinary course of business consistent with past practice or that are required under any Company Plan; (e) any granting to any director, officer or employee of the right to receive any severance or termination pay, except as provided for under any plan or agreement in effect prior to June 30, 2012; (f) any entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control or severance agreement or arrangement with any present or former director, officer or employee of the Company, or any amendment to or adoption of any Company Plan or collective bargaining agreement; (g) any material change by the Company or any of its Subsidiaries in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto; or (h) any material change in a Tax Group tax accounting period or method or settlement of a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law.

Section 3.9                      Absence of Litigation.  Except as set forth on Section 3.9 of the Company Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the Knowledge of the Company, governmental investigations (“Company Proceedings“) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any Company Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10                     Employee Benefit Plans.   vii) Section 3.10 of the Company Schedule of Exceptions contains a true and complete list of each Company Plan (as defined below).  As used herein, the term “Company Plan“ means each material employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA“)), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each material employee benefit plan maintained outside the United States, and each other material plan, arrangement or policy (written or oral) to provide benefits, other than salary or commissions, as compensation for services rendered, including, without limitation, employment agreements, executive compensation agreements, incentive arrangements, salary continuation, stock option, stock grant or stock purchase rights, phantom rights, deferred compensation, bonus, severance policies or agreements, retention policies or agreements, change in control policies or agreements, fringe benefits or other employee benefits, in each case maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes to or for which the Company or any of its Subsidiaries has or may have any liability, contingent or otherwise, either directly or as a result of a Company ERISA Affiliate, or any other plan, arrangement or policy mandated by applicable Law, for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company, its Subsidiaries or any Company ERISA Affiliate (collectively, the “Company Employees“).  The Company has made available to Parent copies of all material documents constituting the Company Plans, the three most recently filed Forms 5500 for such Company Plans and financial statements attached thereto, all Internal Revenue Service (the “IRS“) determination letters for the Company Plans, all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Body with respect to the Company Plans, all employee manuals or handbooks containing personnel or employee relations policies, and all other material documents relating to the Company Plans.  For purposes of this Section 3.10, the term Company includes any Company ERISA Affiliate.  The term “Company ERISA Affiliate” means any person, that together with the Company, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

(b)           Each Company Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including, but not limited to, ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  All reporting, disclosure and notice requirements under ERISA, the Code and other applicable Laws have been fully and completely satisfied with respect to each Company Plan, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  With respect to each Company Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or any of its Subsidiaries or, to the Knowledge of the Company, any stockholder, officer, director or employee of the Company or any of its Subsidiaries, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending or threatened claims by or on behalf of any Company Plan, or by or on behalf of any participants or beneficiaries of any Company Plans under ERISA or applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans.  To the Knowledge of the Company, no Company Plan is presently under investigation, audit or examination by any Governmental Body, and no matters are pending with respect to any Company Plan under any IRS program.

(c)           Each Company Plan intended to be qualified under section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, or has an opinion letter from the IRS to the same effect, and each such determination or opinion letter remains in effect and has not been revoked.  Except as disclosed on Section 3.10(a) of the Company Schedule of Exceptions, the Company and its Subsidiaries have never maintained, sponsored or had any liability with respect to any other plan subject to the requirements of section 401(a) of the Code.  To the Knowledge of the Company, nothing has occurred since the date of such determination letter that could cause the loss of such qualification or tax-exempt status or the imposition of any liability, lien, penalty or tax under ERISA or the Code.  Each Company Plan has been timely amended to comply with applicable Law.

(d)           The Company and its Subsidiaries do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, or had any liability with respect to, any employee benefit plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA.  None of the Company Plans is a multiemployer plan (as defined in section 3(37) of ERISA).  The Company and its Subsidiaries do not contribute to, and have never contributed to or had any other liability with respect to, a multiemployer plan or with respect to any plan that has two or more contributing sponsors at least two of whom are not under common Control.  There is not now, and to the Knowledge of the Company there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any pledge, lien, security interest or encumbrance on assets of the Company or any of its Subsidiaries under ERISA or the Code, or similar Laws of foreign jurisdictions.

(e)           The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in a prohibition of the transactions contemplated by this Agreement or any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Company Plan.  No Company Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment or benefits becoming due to any director or employee of the Company that will be considered an “excess parachute payment” under section 280G of the Code.  The Company and its Subsidiaries have not declared any bonus compensation in contemplation of the transactions contemplated by this Agreement.  No payments or benefits under any Company Plan or other agreement of the Company or any of its Subsidiaries are, or are expected to be, subject to the disallowance of a deduction under section 162(m) of the Code.  The Company and its Subsidiaries do not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax, penalty tax or interest under section 280G or 409A of the Code.  Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) is in documentary compliance with the requirements of section 409A of the Code.  Each nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with section 409A of the Code.  No option (other than an option the terms of which comply with the requirements of section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation that could render the grant subject to section 409A of the Code.

(f)           With respect to any Company Plan that is a group health plan (within the meaning of section 4980B(g)(2) of the Code), such Company Plan complies, and in each and every case has complied, with all requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  No Company Plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required under section 4980B of the Code.

(g)           The Company and each of its Subsidiaries have paid all amounts that the Company and each of its Subsidiaries are required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Company Plans; all benefits accrued under any funded or unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Company Plan in a timely manner as required by applicable Law.

(h)           The Company and its Subsidiaries have made no plan or commitment to create any additional Company Plan or to modify or change any existing Company Plan.

(i)             No benefit or compensation arrangement is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

Section 3.11                    Labor and Employment Matters.  The Company and its Subsidiaries do not have any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company and its Subsidiaries.  To the Knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board (the “NLRB“) or any other labor relations tribunal or authority.  There are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification.  The Company and its Subsidiaries have not experienced any labor strike, dispute or stoppage or other labor difficulty involving its employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority.  The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, classification of employees, terms and conditions of employment, wages and hours, occupational safety and health, immigration and immigration practices, including, but not limited to, any such Laws respecting employment discrimination, termination of employment, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12                    Insurance.  All material insurance policies of the Company and its Subsidiaries are listed in Section 3.12 of the Company Schedule of Exceptions.  Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) all insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Company and its Subsidiaries are not in breach or default, and the Company and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Company, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 3.13                   Properties.  The Company and its Subsidiaries own no real property.  Section 3.13 of the Company Schedule of Exceptions contains a complete and correct list of all real property leased by the Company and its Subsidiaries (the “Company Leased Property“).  The Company and its Subsidiaries have good and valid leasehold interests in all Company Leased Property.  With respect to all Company Leased Property, there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the counterparties thereto.  The Company Leased Property is maintained in a state of repair and condition that is consistent with the normal conduct of its business.

Section 3.14                    Tax Matters.  viii) Subject to such exceptions that would not have a Company Material Adverse Effect:

(b)           Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it or has timely filed appropriate extensions and each such Tax Return was complete and correct in all material respects at the time of filing.  Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown on such Tax Returns to be due with respect to the taxable periods covered by such Tax Returns and all other Taxes as are due (including Taxes for which no Tax Returns are required to be filed), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(c)           To the Knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority.  Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, verbal notice of such an audit or examination.  There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.  Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid.  Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d)           There is no currently effective written agreement or other written document extending or waiving, or having the effect of extending or waiving, the period of assessment (or reassessment) or collection of any Taxes of the Company or any of its Subsidiaries, and no such request for an extension or waiver is currently pending.  No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority.  Neither the Company nor any of its Subsidiaries is party to or bound by any written Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes) (other than any such agreement, obligation or arrangement between or among the Company and its Subsidiaries).

(e)           Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations with the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for Taxes of another Person (other than the Company or its Subsidiaries) under Treasury Regulation sections 1.1502-6, 1.1502-78 (or similar provisions of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(f)           No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and Liens either not in excess of $50,000, in the aggregate, or set forth on Section 3.14(f) of the Company Schedule of Exceptions.

(g)           The Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Bodies all amounts required to be so withheld and paid over under applicable Laws.

(h)           The Company and each of its Subsidiaries has disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(i)           During the two (2) year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

Section 3.15                    Information Supplied.  None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in (i) the S-4 or the Proxy Statement/Prospectus, will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) if required to be delivered to the Company’s stockholders pursuant to applicable Law, the Proxy Statement/Prospectus will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement/Prospectus, at the date such Proxy Statement/Prospectus is first mailed to Company Stockholders and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement/Prospectus.

Section 3.16                    Opinion of Financial Advisor.  Cassel Salpeter & Co., LLC (the “Financial Advisor“), has delivered to the Board of Directors of the Company a written opinion (or oral opinion to be confirmed in writing) to the effect that, subject to the assumptions, qualifications, limitations and other matters in connection with the preparation of the opinion, as of the date of such opinion, the Common Exchange Ratio provided for in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 3.17                    Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be financially liable.

Section 3.18                   Takeover Statutes.  The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Company as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S.  state or federal Laws applicable to the Company, including those under the DGCL, will be applicable to the Merger or the other transactions contemplated hereby.  No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.19                    Intellectual Property.  Except as as set forth in Section 3.19 of the Company Schedule of Exceptions, to the Knowledge of the Company, the Company or one of its Subsidiaries (as specifically identified on Schedule 3.19(a)) is the sole and exclusive (as to any third party) owner or assignee of the entire right, title and interest in and to the Intellectual Property set forth on Schedule 3.19(a) and all other Intellectual Property material to and used in its business, and is licensed perpetually and without royalty or other payment obligations to third parties to the Intellectual Property set forth on Schedule 3.19(b), except as noted on Schedule 3.19(b).  The Company or such Subsidiary owns or has the rights to use, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (“Liens“), but subject to any existing licenses or other grants of rights to third parties (to the extent set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions), all material Intellectual Property as is necessary and sufficient (i) for its businesses as currently conducted and (ii) for the services provided by the Company and its Subsidiaries (collectively, the “Company Intellectual Property Rights“).  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no Proceeding pending, or to the Knowledge of the Company threatened, (i) alleging infringement, misappropriation, violation or dilution by the Company or any of its Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property set forth in Section 3.19(a) or Section 3.19(b) of the Company Schedule of Exceptions or the Company Intellectual Property Rights therein and (ii) by the Company or any of its Subsidiaries alleging infringement or misappropriation of any Intellectual Property against a third party; (b) the provision of services by the Company and its Subsidiaries do not infringe the valid Intellectual Property rights of any third party, and, to the Knowledge of the Company, the Company Intellectual Property Rights are not being infringed by any third party; (c) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or any of its Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (d) except as set forth in Section 3.19 of the Company Schedule of Exceptions, the Company and its Subsidiaries have not granted any license, sublicenses or any other rights in, to or under the Intellectual Property.  As used in this Agreement, “Intellectual Property“ means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature.  For purposes of this Agreement, the term “patents” means United States and non-U.S.  patents (utility or design, as applicable), provisional patent applications, non-provisional patent applications, continuations, continuations-in-part, divisions, any such patents resulting from reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any patent, patent disclosures, substitute applications, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

Section 3.20                    Contracts.  ix) Except for this Agreement and except for Contracts filed as exhibits to any filings made by the Company to the SEC or set forth in Section 3.20 of the Company Schedule of Exceptions, as of the date of this Agreement, the Company or any of its Subsidiaries thereof is not a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or any of its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or any Company Affiliate) to compete in any business or geographic area; or (iii) involving the payment or receipt of royalties or other amounts of more than $10,000 calculated based on the revenues of income of the Company or income or revenues related to any product of the Company or any Company Affiliate (other than broker dealer, investment advisor and insurance agreements), or (iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement.  Each such Contract described in clauses (i) through (iii) as well as each Contract listed in Section 3.20a) or Section 3.20(b) of the Company Schedule of Exceptions is referred to herein as a “Company Material Contract“.

(b)           Each of the Company Material Contracts is valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There is no default under any Company Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.21                    Affiliate Transactions.  Except as otherwise disclosed in Section 3.21 of the Company Schedule of Exceptions, no executive officer or director of the Company or any Subsidiary thereof or any Person owning 4.99% or more of the shares of Company Common Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “Company Affiliate“) is a party to any Contract with or binding upon the Company or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by the Company or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.22                    Service Liability. Except as set forth in Section 3.22 of the Company Schedule of Exceptions, the Company and its Subsidiaries (i) do not have any liability to any customer or client for any service provided by the Company or any of its Subsidiaries prior to the date hereof, and (ii) do not have any material liability arising out of any services provided, and to the Knowledge of the Company no claims are pending with respect to any services provided, by or on behalf of the Company or any of its Subsidiaries.

Section 3.23                    Broker-Dealer Matters.

(a)           The Company’s Subsidiary, Prime Capital Services, Inc. is a broker-dealer (the “Company Broker-Dealer”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act applicable to broker-dealers. Neither the Company nor any Subsidiary other than Prime Capital Services, Inc. is a registered broker-dealer.  To the extent required, the Company Broker-Dealer is a member organization in good standing of any SRO and is in compliance in all material respects with all applicable rules and regulations of any such SRO of which it is a member or which otherwise has authority over it. The Company Broker Dealer is duly registered, licensed or qualified as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect, except for any non-compliance as would not, individually or in the aggregate, have a Company Material Adverse Effect.  There is no action or proceeding pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           Except as set forth in Section 3.23 of the Company Schedule of Exceptions, none of the Company or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Company or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) there is no investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(c)           The Company Broker-Dealer is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by the Company Broker-Dealer that will result in it not being in compliance with applicable regulatory net capital requirements.  The Company Broker-Dealer is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets, except for noncompliance that would not result in costs exceeding $50,000 net of insurance.

(d)           For the Company Broker-Dealer the Company has made available to Parent a true, correct and complete copy of the Company Broker-Dealer’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2010, reflecting all amendments thereto filed with the Central Registration Depository of the Financial Industry Regulatory Authority (“FINRA”) prior to the date of this Agreement (a “Company Form BD”) and a true, correct and complete copy of each other registration, report and material correspondence filed by the Company Broker-Dealer with any Governmental Body or SRO since January 1, 2010 and will deliver or make available to Parent such forms, registrations, reports and correspondence as are filed from and after the date hereof and prior to the Closing. Each Company Form BD and the Company Broker-Dealer’s other registrations, forms, and other reports filed with any Governmental Body or SRO since January 1, 2010 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e)           None of the Company nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any laws or regulations.

(f)           The Company has made available to the Parent true, correct and complete copies as in effect as of the date hereof of (i) policies of the Company and its Subsidiaries reasonably designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies of the Company and its Subsidiaries, and (iii) codes of conduct and ethics of the Company and its Subsidiaries.

(g)           Except as set forth on Section 3.23 of the Company Schedule of Exceptions, the conduct of the business of the Company and its Subsidiaries, as presently conducted and as conducted at all times prior to the date hereof, does not require the Company or any of its Subsidiaries or any of their respective officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Body.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as identified in the Parent SEC Reports (other than statements in the Risk Factors Sections that do not relate to historical facts and are forward looking in nature) or as set forth on the Schedule of Exceptions delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement and thereafter prior to Closing (the “Parent Schedule of Exceptions“), it being understood that a disclosure in any section of the Parent Schedule of Exceptions shall be deemed to have been set forth in all other applicable sections of the Parent Schedule of Exceptions where it is readily apparent on the face of the disclosure that such disclosure is applicable to such other sections, notwithstanding the omission of any cross reference to such other section; and it being further understood that the Parent Schedule of Exceptions will be updated from time to time for events that occur between execution of this Agreement and Closing and a final copy of the Parent Schedule of Exceptions will be delivered to the Company prior to the Closing:

Section 4.1                     Organization.  Each of Parent, its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing or active status under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, except where any failure to be so organized, existing or in good standing or active status or to have such power or authority would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Each of the Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any failure to be so qualified or licensed or in good standing which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  “Parent Material Adverse Effect“ means any change, effect, event or occurrence that has a material adverse effect on the assets, business, financial condition or results of operations of the Parent and its Subsidiaries, or that would reasonably be expected to prevent or materially delay Parent from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby.

Section 4.2                     Certificate of Incorporation and Bylaws.  Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the Certificate of Incorporation  and Bylaws of Parent and of each of its Subsidiaries, as in effect on the date hereof, and all minutes of the Board of Directors of Parent and its Subsidiaries since January 1, 2010 other than with respect to approval of the Merger and related transactions.  The Certificates of Incorporation and the Bylaws of Parent and its Subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon Parent or Merger Sub.  Neither Parent nor its Subsidiaries is in violation of any provisions of its Certificate of Incorporation or Bylaws in any material respect.

Section 4.3                     Capitalization.  x) The authorized capital stock of Parent consists of One Hundred Fifty Million (150,000,000) shares of Parent Common Stock, and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock“)].

(b)           As of the date of this Agreement: (i) Eighty-Nine Million Sixteen Thousand Nine Hundred Eighty-Eight (89,016,988) shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights; (ii) an aggregate of Sixteen Million Five Hundred Thousand (16,500,000) shares of Parent Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding options to purchase Parent Common Stock issued pursuant to the Parent’s 2006, 2008 and 2013 Plans (collectively, the “Parent Stock Plan”), of which options to purchase an aggregate of 9,700,000 shares of Parent Common Stock have been granted and are outstanding; (iii) warrants to purchase an aggregate of One Million Six Hundred Fifteen Thousand Five Hundred Five (1,615,505) shares of Parent Common Stock are issued and outstanding; and (iv) no shares of Parent Preferred Stock were outstanding.   Section 4.3 of the Parent Schedule of Exceptions sets forth, as of the date of this Agreement, each equity-based award, phantom right, and option outstanding under the Company Stock Plan or otherwise, the number of shares of Parent Common Stock issuable thereunder and the expiration date and exercise or conversion price relating thereto.  Unless disclosed on Section 4.3 of the Parent Schedule of Exceptions, no other equity-based award, phantom right or option is outstanding under a Parent Stock Plan or otherwise.

(c)           As of the date of this Agreement, except as set forth in clauses (a) and (b) of this Section 4.3 and except as set forth on Section 4.3 of the Company Schedule of Exceptions: (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of Parent, (B) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or voting securities of Parent or (C) options or other rights to acquire from Parent, or any obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Parent (collectively, “Parent Securities”); (ii) there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any Parent Securities; and (iii) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other voting securities of Parent to which Parent is a party.

(d)           Neither the Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)           Section 4.3(e) of the Parent Schedule of Exceptions sets forth (x) each of the Parent’s Subsidiaries and the ownership interest of the Parent in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary (including any options or other rights to acquire an equity interest) and (y) the Parent’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Parent or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company.

(f)           Except as set forth in Section 4.3(f) of the Parent Schedule of Exceptions, there are no voting trusts, proxies or other agreements, arrangements, commitments or understandings of any character to which the Parent or its Subsidiaries or, to the Knowledge of the Parent, is a party or by which the Parent is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent or its Subsidiaries.

Section 4.4                      Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Parent as sole stockholder of Merger Sub has approved this Agreement.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  Neither the approval or adoption of this Agreement, the Merger or the other transactions contemplated hereby requires any approval of the stockholders of Parent.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 4.5                      No Conflict; Required Filings and Consents.   xi) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective Certificate of Incorporation or Bylaws of Parent or any Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any Subsidiary or by which any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or any of its Subsidiaries under, any Contracts to which Parent or any Subsidiary is a party or by which Parent or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for (i) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the registration statement on S-4 in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws with respect to the issuance of Parent Common Stock in connection with the Merger, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the approval of FINRA, and (iv)  any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect (collectively, the “Parent Required Consents”).

Section 4.6                      Compliance.  xii) To the Knowledge of Parent, Parent and its Subsidiaries, are not in violation of any Law applicable to Parent or any of its Subsidiaries or by which any of their properties are bound, and has not been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           The Parent and its Subsidiaries, and their respective predecessors and affiliates, have complied and are in compliance in all material respects with all applicable Laws and no Parent Proceeding has been filed or commenced, or to the knowledge of the Parent, threatened alleging any failure so to comply, including, any claims arising under the Anti-Kickback Statute, False Claims Act, or any other federal or state Law, whether or not corrected.  The Parent and its Subsidiaries have not received any notice or communication from any Governmental Body alleging any non-compliance of the foregoing.

(c)           Neither the Parent, nor any of its Subsidiaries, nor, to the Parent’s Knowledge, any of their officers, managers, members, directors, agents, employees or any other Persons acting on their behalf has (i) made any illegal payment to any officer or employee of any Governmental Body, or any customer or supplier of the Parent or  its Subsidiaries, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Parent Proceeding has been filed or commenced alleging any such illegal payments.

(d)           The Parent and its Subsidiaries have complied in all material respects with all privacy policies and guidelines relating to Personal Information.  True and correct copies of all applicable privacy and security policies and guidelines of Parent and its Subsidiaries have been made available to Parent.  The Parent and its Subsidiaries have made all notices and disclosures to customers required by applicable Law except for such notices and disclosures the failure to make would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.  The Parent and its Subsidiaries have taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created,  viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply with applicable Laws except for such steps the failure to take would not, or would not reasonably be expected to, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect. To the Knowledge of the Parent, there has been no unauthorized disclosure, access to or transfer of or other misuse of that Personal Information required to be reported to any customer of Parent, affected individual or Governmental Body and neither the Parent nor its Subsidiaries have been required to provide any breach notification or report any security incidents to any customer of Parent, affected individual or Governmental Body as required under applicable Law.  “Personal Information” means (i) any information that alone or in combination with other information held by the Parent in proximity to such information can be used to specifically identify a Person; and (ii) information (other than name separated from any other information) from credit or debit cards of any Person.

(e)           Parent and its Subsidiaries have all Authorizations from any Governmental Body required to conduct their businesses as now being conducted and as contemplated to be conducted after the Effective Time, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, Parent and each Subsidiary is in compliance with all such Authorizations.

Section 4.7                     SEC Filings; Financial Statements.  xiii)  Parent has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or otherwise transmitted by it with the SEC) since September 30, 2012 and prior to the date hereof (such documents filed since September 30, 2012 and prior to the date hereof, the “Parent SEC Reports“).  As of their respective dates, each of the Parent SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The audited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated therein.  The unaudited consolidated financial statements of Parent (including any related notes thereto) for all interim periods included in Parent’s quarterly reports on Form 10-Q filed with the SEC since September 30, 2012 have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated therein (subject to normal period-end adjustments).

(c)           Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that material information relating to Parent is made known to the chief executive officer and the chief financial officer of Parent by others within the Parent.

(d)           Since September 30, 2012, Parent has not disclosed to Parent’s independent registered accounting firm and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)           Since September 30, 2012, Parent has not identified any material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act).  To the Knowledge of Parent, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.  Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)           Parent does not have any liabilities of any nature, except liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Parent SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since the date of such financial statements, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Section 4.7(f) of the Parent Schedule of Exceptions sets forth a list of all outstanding debt for money borrowed, the applicable lender, interest rate and the applicable payment dates.

(g)           Each of the “principal executive officer” of Parent  (as defined in SOX) and the “principal financial officer” of Parent (as defined in Sarbanes-Oxley Act of 2002 ) has made all certifications required by Sections 302 and 906 of Sarbanes-Oxley Act of 2002  and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Reports and the statements contained in any such certifications were true and accurate as of the date such certifications were made and have not been modified or withdrawn.

Section 4.8                      Absence of Certain Changes or Events.  Except as set forth on Section 4.8 of Parent Schedule of Exceptions or the Parent SEC Reports, since September 30, 2012 until the date of this Agreement, and except as contemplated by this Agreement, Parent has conducted its business in the ordinary course consistent with past practice and there has not been any change, event or occurrence which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.9                      Absence of Litigation.  Except as set forth on Section 4.9 of the Parent Schedule of Exceptions, there are no suits, claims, actions, proceedings, arbitrations, mediations or, to the knowledge of Parent, governmental investigations (“Parent Proceedings“) pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries, other than any Parent Proceeding that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Neither Parent or any of its Subsidiaries nor any of their properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.10                    Insurance.  All material insurance policies of the Parent and its Subsidiaries are listed in Section 4.10 of the Parent Schedule of Exceptions.  Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect: (a) all insurance policies of the Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law; (b) the Parent and its Subsidiaries are not in breach or default, and the Parent and its Subsidiaries have not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies; and (c) to the Knowledge of the Parent, no notice in writing of cancellation or termination has been received with respect to any such policy except customary notices of cancellation in advance of scheduled expiration.

Section 4.11                    Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in (i) the S-4, , will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, and in the case of the S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement/Prospectus  will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus, at the date such Proxy Statement/Prospectus  is first mailed to Company Stockholders and at the time of the Company Stockholders Meeting will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement/Prospectus.

Section 4.12                   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or any of its Subsidiaries or for which the Parent or any of its Subsidiaries may be financially liable.

Section 4.13                   Operations of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and non-assessable. Merger Sub is a direct, wholly-owned subsidiary of Parent that has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 4.14                   Contracts.

(a)           Except for this Agreement and except for Contracts filed as exhibits to the Parent SEC Reports, as of the date of this Agreement none of Parent or any of its Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Parent or any of its Subsidiaries that restrict the ability of Parent or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Parent or any Parent Affiliate) to compete in any business or geographic area; (iii) with any Parent Affiliate or (iv) that would prevent, materially delay or materially impede Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement.    Each such Contract described in clauses (i) through (iv) as well as each Contract listed in Section 4.14(a) or Section 4.14(b) of the Parent Schedule of Exceptions is referred to herein as a “Material Contract“.

(b)           Each of the Material Contracts is valid and binding on the Parent or the applicable Subsidiary of the Parent, as the case may be, and, to the Knowledge of the Parent, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  There is no default under any Material Contract by the Parent or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Parent or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.15                   Affiliate Transactions.  Except as otherwise disclosed in Section 4.21 of the Parent Schedule of Exceptions, no executive officer or director of the Parent or any Subsidiary thereof or any Person owning 5% or more of the shares of Parent Common Stock or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act (each a “Parent Affiliate“) is a party to any Contract with or binding upon the Parent or any Subsidiary thereof or any of its properties or assets or has any material interest in any material property owned by the Parent or has engaged in any material transaction with any of the foregoing within the last twelve (12) months preceding the date of this Agreement, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.16                    Takeover Statutes.  The Parent has no “rights plan,” “rights agreement,” or “poison pill” in effect.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub, to the Knowledge of the Parent as of the date hereof, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S.  state or federal Laws applicable to the Parent, including those under the DGCL, will be applicable to the Merger or the other transactions contemplated hereby.  No takeover, business combination, control share acquisition, fair price, moratorium or similar statutes apply or purport to apply to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.17                    Service Liability. Except as set forth in Section 4.22 of the Parent Schedule of Exceptions, the Parent and its Subsidiaries  (i) do not have any liability to any customer or client for any service provided by the Parent or any of its Subsidiaries prior to the date hereof, and (ii) do not have any material liability arising out of any services provided, and to the Knowledge of the Parent no claims are pending with respect to any services provided, by or on behalf of the Parent or any of its Subsidiaries.

Section 4.18                    Broker-Dealer Matters.

(a)           Each of the Parent and its Subsidiaries that is a broker-dealer (a “Parent Broker-Dealer”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act applicable to broker-dealers, in each case, except for any non-U.S. Parent Broker-Dealer (a “Parent Foreign Broker-Dealer”). To the extent required, each Parent Broker-Dealer is a member organization in good standing of any SRO and is in compliance in all material respects with all applicable rules and regulations of any such SRO of which it is a member or which otherwise has authority over it. Each Broker Dealer Subsidiary is duly registered, licensed or qualified as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered, licensed or qualified and each such registration, license or qualification is in full force and effect, except for any non-compliance as would not, individually or in the aggregate, have a Parent Material Adverse Effect.  There is no action or proceeding pending or, to the Parent’s knowledge, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           Except as set forth in Section 4.18 of the Parent Schedule of Exceptions, None of the Parent or any of its Subsidiaries, nor any of their respective directors, officers, employees or “associated persons,” (i) is or has been ineligible to serve as a broker-dealer or an “associated person” of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” (as such terms are defined in the Exchange Act), (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any of the Parent or its Subsidiaries as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (iv) there is no investigation pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or any of its “associated persons,” whether formal or informal, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a statutory disqualification as described in clause (ii) or subject to a disqualification as described in clause (iii).

(c)           Each Parent Broker-Dealer is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Parent Broker-Dealer that will result in it not being in compliance with applicable regulatory net capital requirements except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  Each Parent Broker-Dealer is in compliance with all applicable regulatory requirements regarding the possession, control and safekeeping of customer funds, securities and other assets, except for noncompliance that would not result in fines exceeding $50,000 net of insurance.

(d)           For each Parent Broker-Dealer other than a Parent Foreign Broker-Dealer, the Parent has made available to Parent a true, correct and complete copy of each such Parent Broker-Dealer’s Uniform Applications for Broker-Dealer Registration on Form BD filed since January 1, 2010, reflecting all amendments thereto filed with the Central Registration Depository of FINRA prior to the date of this Agreement (a “Parent Form BD”) and a true, correct and complete copy of each other registration, report and material correspondence filed by each Parent Broker-Dealer with any Governmental Body or SRO since January 1, 2010 and will deliver or make available to Parent such forms, registrations, reports and correspondence as are filed from and after the date hereof and prior to the Closing. Each Parent Form BD and each Parent Broker-Dealer’s other registrations, forms, and other reports filed with any Governmental Body or SRO since January 1, 2010 complied in all material respects at the time of filing with the applicable requirements of the Exchange Act and applicable Law.

(e)           None of the Parent nor any of its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or futures or swaps introducing broker under any laws or regulations.

(f)           The Parent has made available to the Company true, correct and complete copies as in effect as of the date hereof of (i) policies of the Parent and its Subsidiaries reasonably designed to avoid corruption, bribery, money laundering, political contributions or unlawful payments or gifts to government officials, (ii) personal securities trading policies of the Parent and its Subsidiaries, and (iii) codes of conduct and ethics of the Parent and its Subsidiaries.

(g)           Except as set forth on Section 4.18 of the Parent Schedule of Exceptions, the conduct of the business of the Parent and its Subsidiaries, as presently conducted and as conducted at all times prior to the date hereof, does not require the Parent or any of its Subsidiaries or any of their respective officers or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under the Laws of any Governmental Body.

Section 4.19                    Ownership of Shares.  Except as set forth on Section 4.19 of the Parent Schedule of Exceptions, neither Parent nor Merger Sub nor any of the Parent Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

Section 4.20                    Availability of Shares.  Parent has sufficient shares of Common Stock authorized and available to be issued to consummate the Merger on the terms set forth herein.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1                      Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, or unless Parent shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business and, to the extent consistent with and not in violation of any other provisions of this Section 5.1, the Company shall use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries business organization, and to preserve its and its Subsidiaries present relationships with customers, suppliers, employees, licensees, licensors, partners and other Persons with which it or any of its Subsidiaries has significant business relations.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Company Schedule of Exceptions or as required by Law, the Company and its Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(a)           amend or otherwise change its Certificate of Incorporation or Bylaws;

(b)           except as set forth in Section 5.1(b) of the Company Schedule of Exceptions, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, voting securities, or other equity interests, or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests (including stock appreciation rights, phantom stock or similar instruments) (except for the issuance of shares of Company Common Stock upon the exercise of options or in connection with other stock-based awards in each case outstanding as of the date hereof);

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)           except as set forth in Section 5.1(d) of the Company Schedule of Exceptions,  adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock (other than in connection with the cancellation of options in connection  with Section 1.6 of this Agreement, the forfeiture or exercise of equity-based awards or options in accordance with existing agreements or terms (or awards or options granted after the date hereof in compliance with Section 5.1(b));

(e)           acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business;

(f)            sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(g)           except as set forth in Section 5.1(g) of the Company Schedule of Exceptions, (A) enter into, renew, terminate or materially amend (i) any contract or arrangement with revenues or payments in excess of $75,000 per annum, other than in the ordinary course of business consistent with past practice or otherwise imposing any material restrictions on the Company or any of its Subsidiaries or (ii) any joint venture, partnership or other similar arrangement or (B) engage in any transaction or series of transactions with any Company Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h)           authorize any new capital expenditures in amounts more than $50,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(i)            except as set forth in Section 5.1(i) of the Company Schedule of Exceptions, incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $50,000 in the aggregate;

(j)            except as set forth in Section 5.1(j) of the Company Schedule of Exceptions, (i) increase the compensation or benefits of any of its directors, officers or employees (including the payment of bonuses and the granting of stock options, stock appreciation rights or other equity or equity-like incentives) or pay any bonuses except that in the case of employees, the Company or its Subsidiaries may increase, without the prior written consent of the Parent, compensation or benefits of Company or Subsidiary employees by not  more than $75,000 in the aggregate for all employees; (ii) grant or pay any severance or termination pay not provided for under any plan, policy, guideline or agreement in effect on or prior to the date hereof; (iii) enter into, amend or modify the terms of any employment, consulting, change of control, indemnification, termination or severance agreement or arrangement with any of its present or former (A) directors, (B) officers or (C) employees or establish, adopt, enter into or materially amend or terminate any Company Plan or collective bargaining agreement except that the Company or any Subsidiary may enter into, without the prior written consent of the Parent, any employment agreement or independent contractor agreement without change of control or severance provisions with any new field office employee or registered representative in the ordinary course of business consistent with prior practice,  and (iv) accelerate the vesting or time of payment of any compensation or benefits of any director, officer, employee or consultant or fund or make any contribution to any Company Plan or trust not required to be funded;

(k)           make any material change in any financial or regulatory accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(l)            materially change any Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, or settle a material Tax claim or assessment, in each case, relating to the Company or a Subsidiary of the Company, unless required by GAAP or applicable Law;

(m)           agree to or otherwise settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claims, investigations or proceedings, whether pending on the date hereof or hereafter made or brought, which settlement or compromise would, in any single case, result in (i) damages, fines or other penalties payable to or by the Company or any of its Subsidiaries in excess of $50,000 net of insurance and net of collection from other parties or (ii) non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion;

(n)           abandon, sell, license (except in the ordinary course of business consistent with past practice), assign or grant any security interest in or to any material item of Company Intellectual Property Rights or any other material assets; or

(o)           agree to take any of the actions described in Section 5.1(a) through Section 5.1(n).

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1                      Company Stockholders Meeting.

(a)           The Company shall as soon as practicable following the date upon which the S-4 becomes effective, acting through its Board of Directors, (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Stockholder Vote (the “Company Stockholders Meeting“), as promptly as practicable which shall be held no later than twenty (20) Business Days following the mailing of the definitive Proxy Statement/Prospectus  and (b) subject to Section 6.4(b), include in the Proxy Statement/Prospectus  the Merger Recommendation.

(b)           Parent shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

Section 6.2                      Regulatory Matters.  xiv) The Company and Parent shall cooperate in preparing and promptly cause to be filed with the SEC the Proxy Statement/Prospectus and the S-4. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the S-4 prior to filing such with the SEC. Each of Parent and the Company shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated by this Agreement. At the expense of the Company, the Company shall mail or deliver the Proxy Statement/Prospectus to the Company’s stockholders as promptly as practicable after the S-4 is declared effective.

(b)           The Parent shall promptly cause to be filed with FINRA an application under Rule 1017 with respect to the Merger (the “Rule 1017 Application”). Parent shall, as promptly as practicable after receipt thereof, provide the Company with copies of any written comments and advise the Company of any oral comments with respect to the Rule 1017 Application received from FINRA. The Parent shall use reasonable best efforts to have the Rule 1017 Application approved promptly as practicable after such filing and to keep such approval effective as long as is necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(c)           Subject to the other provisions of this Agreement, Parent and the Company agree to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable any consents, approvals and authorizations of all third parties and Governmental Bodies which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and to comply with the terms and conditions of all such consents, approvals and authorizations of all such third parties and Governmental Bodies.

(d)           Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Body in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

Section 6.3                      Access to Information; Confidentiality.  (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Company and its Subsidiaries, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries. The Company shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law.  Each of Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 5, 2012, between the Company and Parent (the “Confidentiality Agreement“), which shall remain in full force and effect in accordance with its terms.

(b)           From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Parent shall, and shall use commercially reasonable efforts to cause its officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of the Company reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records of the Parent and its Subsidiaries, and shall furnish Company with all financial, operating and other data and information as the Company, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Parent and its Subsidiaries. The Parent shall not be required to provide access to or to disclose information where such access or disclosure would contravene any Law.   The Company will hold and treat and will cause its officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the Parent and Merger Sub and their respective Subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 6.4                      Acquisition Proposals.  xv) The Company agrees that (i) it and its officers and directors shall not, and (ii) it shall use commercially reasonable efforts to ensure that its representatives shall not, in each case (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to the acquisition, including by way of a tender offer, exchange offer, merger, consolidation or other business combination, of (x) an equity interest representing a 10% or greater economic or voting interest in the Company, or (y) the assets, securities or other ownership interests of or in the Company representing 10% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an (“Acquisition Proposal“), or (B) directly or indirectly, engage in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, an Acquisition Proposal; provided, however, that the Company and its representatives may, in response to a written Acquisition Proposal that the Board of Directors of the Company determines, in good faith, after consultation with its financial advisors, constitutes, a Superior Proposal, and which Acquisition Proposal did not result from a material breach of this Section 6.4(a), (x) provide access or furnish information with respect to the Company to the Person making such Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement and (y) engage in discussions or negotiations with the Person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal; provided further, however, that, subject to the right of the Company to withhold information where such disclosure would contravene any Law, the Company shall promptly provide to Parent any non-public information that is provided to the Person making such Acquisition Proposal or its representatives that was not previously provided to Parent or Merger Sub.  The Company will, and will cause its agents and representatives to, promptly cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  The Company shall also promptly (within two (2) Business Days) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal and the material terms and conditions thereof, and will keep Parent apprised of any related material developments, discussions and negotiations related thereto.

For purposes of this Agreement, the term “Superior Proposal“ means any offer made by a third party that the Board of Directors of the Company reasonably determines to be bona fide for a transaction that (a) if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock (or, in the case of a direct merger, the common stock of the resulting company) or all or substantially all the consolidated assets of the Company and its subsidiaries for consideration consisting of consideration payable to holders of shares of Company Common Stock that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, to be more favorable from a financial point of view to holders of Company Common Stock than the Merger taking into account the Termination Fee, and is reasonably likely to be consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such offer and transaction (including the likelihood of completion) and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

(b)           The Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the Merger Recommendation or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change“), unless the Board of Directors of the Company determines in good faith, after consultation with its legal advisors, that the failure to take such action would result in a breach of or be reasonably likely to result in a breach of its fiduciary duties, (ii) recommend, adopt or approve any Acquisition Proposal or propose publicly to recommend, adopt or approve any competing Acquisition Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement“) constituting or related to, or which is intended to lead to any Acquisition Proposal (other than a confidentiality agreement) or resolve or agree to take any such action.  Notwithstanding anything in this Section 6.4(b) to the contrary, the Board of Directors of the Company may, in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(f) in order to concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 6.4, including the notification provisions in this Section 6.4, and with all applicable requirements of Section 8.3(b) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) until after the second Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal“) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, identifying the Person making such Superior Proposal and the material terms and conditions of the Superior Proposal and stating that the Company Board intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being understood and agreed that, prior to any such termination taking effect, (i) any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal (but shall not trigger any new waiting period) and (ii) the Board of Directors of the Company shall discuss with Parent and take into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

(c)           Nothing contained in this Section 6.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would result in a breach of or be reasonably like to result in a breach of its fiduciary duties or applicable Law.

Section 6.5                      Directors’ and Officers’ Indemnification and Insurance.  xvi) Without limiting any additional rights that any Person may have under any agreement, document, law or Company Plan, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties“), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs“), incurred in connection with any suit, claim, action, proceeding, arbitration, mediation or governmental investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its Subsidiaries or another entity if such service to the other entity was at the request or for the benefit of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable Law and the Company’s or Subsidiary’s Certificate of Incorporation or Bylaws as at the date hereof.  In the event of any such Action, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Action  from the Surviving Corporation to the fullest extent that the Company or its Subsidiaries, as applicable, would be permitted under applicable Law and the Company’s or its Subsidiaries’ Certificate of Incorporation or Bylaw as at the date hereof; provided, that such Person shall execute and deliver an undertaking that such Person shall return such amounts to the Company if it is determined that such Person was not entitled to such funds.

(b)           Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company or its Subsidiaries as provided in their Certificate of Incorporation or Bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation and its Subsidiaries in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Further, the Certificate of Incorporation and Bylaws of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s and its Subsidiaries’ Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(c)           For a period of not less than three (3) years after the Effective Time, Parent shall cause to be in effect either (i) the Company’s and Subsidiaries’ directors’ and officers’ liability insurance covering each Person currently covered by the Company’s and Subsidiaries’ directors’ and officers’ liability insurance for acts or omissions occurring prior to the Effective Time by way of purchasing a “tail”  or  (ii) the Parent may substitute thereof policies of another insurance company, reasonably acceptable to the Board of Directors of the Company, the material terms of which, including coverage and amount, are no less favorable in any material respect to such Persons than the Company’s policies in effect immediately prior to the date hereof; and provided, further, that in no event shall Parent or the Company or its Subsidiaries be required to pay aggregate premiums for insurance under this Section 6.5(c) in excess of 125% of the amount of the aggregate premiums paid by the Company or its Subsidiaries for policy year 2012-2013 for such purpose.  The Board of Directors of the Company shall have the right to modify, in their discretion the ratio of “Side A” Coverage to “Side B” Coverage without regard to the existing percentage allocation in its existing coverage.

(d)           This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(e)           In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.5.

(f)           Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.5.

Section 6.6                      Further Action; Efforts.  xvii)  Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger.

(b)           In furtherance and not in limitation of the covenants of the parties contained in Section 6.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any U.S.  or foreign Governmental Body or any private party challenging any of the transactions contemplated hereby or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(c)           Subject to the limitations set forth in Section 6.6(c), in the event that any administrative or judicial investigation, suit, action or other proceeding is instituted (or threatened to be instituted) by a Governmental Body or private party challenging the  Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, or that otherwise would reasonably be expected to prevent, impede or delay the Merger, or any such transaction or the satisfaction of any condition set forth in ARTICLE 7, each of Parent, Merger Sub and the Company shall cooperate in good faith with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 6.7                     Public Announcements.  Each of the Company, Parent and Merger Sub agrees that no public release or announcement (including public filings with the SEC) concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably conditioned, withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable Governmental Body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, that the Company or Parent may include disclosures relating to the transactions contemplated hereby in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, finally, that the Company shall not be required to provide Parent any such opportunity to review or comment in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change or other communications contemplated by Section 6.4(b).

Section 6.8                     Notification.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Section 7.1 and Section 7.3 impossible or unlikely.

Section 6.9                     Transfer Taxes.  Except as otherwise provided in Section 2.2(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes“) incurred in connection with the Merger shall be paid by the Company, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

Section 6.10                   Anti-Takeover Statute.  If any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under U.S.  state or federal Laws, including those under the DGCL, is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.11                    Conduct of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in the Parent Schedule of Exceptions or as required by Law, Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(b)           adjust, recapitalize, reclassify, combine, split, or subdivide any shares of capital stock of Parent;

(c)           issue, deliver or sell any shares of capital stock, voting securities or other equity interests or any options, warrants, restricted stock or other rights of any kind to acquire or receive any shares of capital stock, voting securities, or other equity interests at an effective price per share of less than the price per share of the Parent’s Common Stock pursuant to that certain Securities Purchase Agreement dated as of January 24, 2013 (except for (i) the issuance of options to employees of the Parent pursuant to any option plan in effect on the date hereof, and (ii) the issuance of shares of Parent Common Stock upon the exercise of options or in connection with other stock-based awards in each case outstanding as of the date hereof or pursuant to any option plan in effect on the date hereof);

(d)           acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any Person, business or division (whether by acquisition of assets or otherwise), enter into any new line of business in an amount exceeding $1,500,000 in the aggregate;

(e)           sell or otherwise dispose of (whether by merger, consolidation, acquisition of stock or assets, exclusive license or otherwise) any Person, business or division thereof or any equity or assets in an amount exceeding $1,500,000 in the aggregate, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(f)           incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any other Person in an amount exceeding $1,500,000 in the aggregate;  or

(g)           agree to take any of the actions described in Section 6.11(a) through Section 6.11(f).

Section 6.12                   Indebtedness.  Immediately prior to the Closing Date, the outstanding indebtedness of the Company shall not exceed Five Million Four Hundred Thousand Dollars ($5,400,000) (the “Assumed Indebtedness”) which shall exclude any capital leases, leasehold improvements, insurance premium financing and financing of the AT&T equipment lease of the Company or its Subsidiaries, and Parent shall cause the Assumed Indebtedness to be paid off at Closing and any amounts of Assumed Indebtedness in excess of $5,000,000 and up to $5,400,000 (the “Difference”) shall cause a reduction in the number of shares of Parent Common Stock issued hereunder and consequently the Merger Consideration; such reduction in a share amount equal to the quotient of the Difference and $0.30 (subject to equitable adjustment for any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock).  Such outstanding indebtedness and Assumed Indebtedness shall be calculated in accordance with the principles set forth on Schedule 6.12.

Section 6.13                    Certain Fees and Expenses. At or prior to Closing, the Company shall pay in full the Financial Advisor, the Company’s outside legal counsel and the Company’s accountants for any fees and expenses incurred in connection with the Merger and such persons shall deliver to the Company a statement that they have been paid in full.

ARTICLE 7

CONDITIONS OF MERGER

Section 7.1                      Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           this Agreement shall have been approved by the stockholders of the Company by the Company Requisite Vote;

(b)           no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Body which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.7; and

(c)           the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC. The S-4 shall not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

Section 7.2                      Conditions to Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           the representations and warranties of Company set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”) as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the Company Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(b)           the Company shall have complied in all material respects with its obligations pursuant to Article 5 and Article 6;

(c)           the outstanding indebtedness of the Company shall not exceed Five Million Four Hundred Thousand Dollars ($5,400,000) which shall exclude any capital leases, leasehold improvements, insurance premium financing and financing of the AT&T equipment lease of the Company or its Subsidiaries and which shall be calculated in accordance with Section 6.12;

(d)           the Company shall have obtained and delivered to Parent any consent, approval, authorization, permit, action, or notification set forth on Schedule 3.5(a) of the Company Schedule of Exceptions which (i) shall be in form and substance reasonably satisfactory to Parent, (ii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (iii) shall be in full force and effect;

(e)           stockholders of the Company constituting the Company Requisite Vote shall have approved this Agreement;

(f)           the Voting Agreements shall have been executed and delivered by Voting Agreement Stockholders and such Voting Agreements shall be in full force and effect;

(g)           holders owning no more than five percent (5%), in the aggregate, of the outstanding Company Common Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the DGCL and Section 2.4;

(h)           all planned severance, change of control payments, accelerations, accrued compensation, bonus, and vacation relating to any and all employees and consultants shall not be in excess of amounts set forth in Schedule 7.2(h) of the Company Schedule of Exceptions on the date hereof; Michael Ryan shall have entered into an employment agreement with the Parent and Company in accordance with the terms set forth on Exhibit 7.2(h);

(i)           the Parent shall have received Certificates executed on behalf of the Company by the chief executive officer of the Company certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied; and

Section 7.3                      Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially”)  as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), after giving effect to any updates made to the Parent Schedule of Exceptions made on or after the date hereof and prior to Closing, in each case except where the failure of any such representations and warranties to be so true and correct would not, or would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;

(b)           the Parent shall have complied in all material respects with its obligations pursuant to Section 2.2 and Article 5 and Article 6;

(c)           FINRA shall have approved the Rule 1017 Application;

(d)           the Company shall have received certificates executed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;

(e)           Merger Sub shall have delivered the Merger Consideration to the Exchange Agent; and

(f)           the Parent shall have sent by wire transfer of same day funds amounts necessary to payoff the Assumed Indebtedness in accordance with instructions delivered to Parent by the Company three Business Days prior to the Closing.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                      Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval by the stockholders of the Company:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by Parent or the Company if any court of competent jurisdiction or other Governmental Body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)           by either Parent or the Company prior to the Effective Time, if the Effective Time shall not have occurred on or before December 31, 2013 (the “Termination Date“) provided further, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)           by the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that a condition set forth in Section 7.1 or 7.3 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e)           by Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that a condition set forth in Section 7.1 or 7.2 would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(f)           by the Company in accordance with the terms and subject to the conditions of Section 6.4; or

(g)           by Parent in the event an Adverse Recommendation Change has occurred.

Section 8.2                      Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 3.17, Section 4.10, Section 6.4, Section 6.8, this Section 8.2, Section 8.3 and ARTICLE 9, which shall survive such termination; provided, however, that nothing herein shall relieve or release any party from  liabilities or damages arising out of fraud or its material and intentional breach of any provision of this Agreement.

Section 8.3                      Fees and Expenses.  xviii)  Except as otherwise specifically provided herein, each party shall bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby.  All expenses incurred in connection with printing and mailing of the S-4 and the Proxy Statement/Prospectus and in connection with notices or other filings with any Governmental Bodies under any Laws shall be paid by the Parent.

(b)           In the event that (i) a bona fide Acquisition Proposal shall have been made with respect to the Company or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c), (ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or (g), then, subject to the proviso set forth below, the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay Parent (as its sole and exclusive remedy) a termination fee of Eight Hundred Thousand Dollars ($800,000) (the “Termination Fee”) by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to this paragraph (b) unless and until either prior to or within 12 months of such termination the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal.  “Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to an Acquisition Proposal.

(c)           In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), then the Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination pay the Company (as its sole and exclusive remedy) a termination fee of Eight Hundred Thousand Dollars ($800,000) .

(d)           The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if a party fails to promptly pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the fee set forth in this Section 8.3 or any portion of such fee, such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment; provided, however, that if such party fails to prevail in any such suit, such party shall promptly pay the other party costs and expenses (including attorney’s fees) in connection therewith.

Section 8.4                      Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by Law requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.5                      Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no extension or waiver may be made which by Law requires the further approval of the stockholders of the Company without such further approval.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1                      Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this ARTICLE 9.

Section 9.2                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub:

National Holdings Corporation
120 Broadway, 27th Floor
New York, NY 10271
Attention: Mr. Mark D. Klein, Co-Chairman and Chief Executive Officer

Facsimile: 212-409-2407

with an additional copy (which shall not constitute notice) to:

Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174

Attention: James M. Kaplan, Esq.
Facsimile: 212-704-8346

(b)           if to the Company:

Gilman Ciocia, Inc.
11 Raymond Avenue
Poughkeepsie, New York 12603
Attention: Mr. Michael Ryan, President and Chief Executive Officer
Facsimile: 845-622-3665

with an additional copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attention: Jay Kaplowitz, Esq.
Facsimile: 212-930-9725

Section 9.3                      Certain Definitions.  For purposes of this Agreement, the term:

(a)            “Business Day“ means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

(b)           “Code“ means the United States Internal Revenue Code of 1986, as amended.

(c)           “Contract” means any contract, lease, evidence of indebtedness, mortgage, indenture, security agreement or other agreement (whether written or oral).

(d)           “Control“ (including the terms “Controlled”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e)           “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(f)           “GAAP“ means the generally accepted accounting principles in the United States, set forth in the Financial Accounting Standards Board (“FASB“) Statements of Financial Accounting Standards and Interpretations, FASB Emerging Issues Task Force consensuses, Accounting Principles Board (“APB“) Opinions, and rules and interpretative releases of the SEC, including SEC Staff Accounting Bulletins and other such statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable as of the time for the relevant financial statements referred to herein.

(g)           “Governmental Body“ means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental or regulatory authority of any nature (including any stock exchange, governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (iv) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(h)           “Knowledge“ means, (i) with respect to the Company, the actual knowledge of the executive officers of the Company, after due inquiry, and (ii) with respect to Parent, the actual knowledge of the executive officers of the Parent, after due inquiry.

(i)            “Person“ means an individual, corporation, partnership, limited liability company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(j)           “Securities Act” means the Securities Act of 1933, as amended.

(k)           “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(l)           “Subsidiary” of a Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(m)           “Tax“ or “Taxes“ means all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state or local government or any agency or political subdivision of any such government, which taxes shall include all income or profits taxes (including federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

(n)           “Tax Group“ means, collectively, the Company and its Subsidiaries.

(o)           “Tax Returns“ means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed with an appropriate Governmental Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 9.4                      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Section 9.5                      Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Schedule of Exceptions, the Parent Schedule of Exceptions, Confidentiality Agreement, and Voting Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

Section 9.6                      Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of ARTICLE 2 which shall be enforceable following the Effective Time by the holders of Certificates, and (b) with respect to the provisions of Section 6.5 which shall inure to the benefit of the Persons or entities benefiting therefrom.

Section 9.7                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of laws principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Delaware corporate law.

Section 9.8                      Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9                      Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10                    Jurisdiction.  Each of the Parties:  (i) consents to submit itself to the personal jurisdiction of the state and federal courts in New York county in the State of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby; (ii) agrees that it will not attempt to deny or defeat personal jurisdiction by motion or other request for leave from any such court; (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; (iv) consents to service of process by delivery pursuant to Section 9.2 hereof; and (v) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court sitting in New York county in the State of New York.

Section 9.11                    Interpretation.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to June 20, 2013.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  References to “this Agreement” shall include the Company Schedule of Exceptions.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 9.12                   Waiver of Jury Trial.  Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Mark D. Klein
Name: Mark D. Klein
Title: Co-Chairman and Chief Executive Officer

NATIONAL ACQUISITION CORP.

By:	/s/ Mark D. Klein
Name: Mark D. Klein
Title: President

GILMAN CIOCIA, INC.

By:	/s/ Michael Ryan
Name: Michael Ryan
Title: President